Exhibit 5.1

February 3, 2025

General Electric Company

1 Neumann Way

Evendale, OH 45215

Re:	General Electric Company Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of General Electric Company, a New York corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to an additional 5,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), available for issuance under the GE Aerospace Retirement Savings Plan (the “Plan”). The Plan is a qualified profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that contains a qualified cash or deferred arrangement under Section 401(k) of the Code.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Plan and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. We have also assumed without independent investigation that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and, subject to the provisions of Section 630 of the New York Business Corporation Law, non-assessable.

Gibson, Dunn & Crutcher LLP
200 Park Avenue  |  New York, NY 10166-0193  |  T: 212.351.4000 | F: 212.351.4035 | gibsondunn.com

General Electric Company

February 3, 2025

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP